Exhibit 99.1

STRYKER OPERATING RESULTS FOR
QUARTER AND YEAR ENDED DECEMBER 31, 2005

Kalamazoo, Michigan -- January 26, 2006 -- Stryker Corporation (NYSE:SYK) reported operating results for the quarter and year ended December 31, 2005 as follows:

Fourth Quarter Highlights

·	Net sales increased 10.6% (13.0% constant currency) to $1,279 million
·	Net earnings increased 14.1% to $186 million and adjusted net earnings increased 21.5%
to $198 million
·	2005 includes a charge of $15.9 million ($.04 per diluted share) for purchased in-process research and development and a reduction of $3.9 million ($.01 per diluted share) in the previously recorded charge for income taxes associated with the repatriation of foreign earnings
·	Diluted net earnings per share increased 12.5% to $.45 and adjusted diluted net earnings per share were $.48, an increase of 20%
·	Orthopaedic Implant sales increased 7.6% (10.9% constant currency)
·	MedSurg Equipment sales increased 16.4% (17.6% constant currency)

Highlights for Year Ended December 31, 2005

·	Net sales increased 14.3% (14.0% constant currency) to $4,872 million
·	Net earnings increased 45.0% to $675 million and adjusted net earnings increased
22.5% to $719 million
·	Diluted net earnings per share increased 43.9% to $1.64 and adjusted diluted net earnings per share were $1.75, an increase of 22.4%
·	Orthopaedic Implant sales increased 11.4% (11.2% constant currency)
·	MedSurg Equipment sales increased 20.5% (20.2% constant currency)

Net sales were $1,278.5 million for the fourth quarter of 2005, representing a 10.6% increase over net sales of $1,155.5 million in the fourth quarter of 2004 and $4,871.5 million for the year ended December 31, 2005, representing a 14.3% increase over net sales of $4,262.3 million for the year ended December 31, 2004.  Excluding the impact of foreign currency, net sales increased 13.0% for the fourth quarter and 14.0% for the year.

The Company's fourth quarter of 2005 net earnings were reduced by a $15.9 million charge to write off purchased in-process research and development associated with the acquisition of PlasmaSol Corp. and were increased by a $3.9 million reduction in the previously recorded income tax expense associated with the repatriation of foreign earnings. The fourth quarter adjustment reduced the repatriation income tax expense charge for the year ended December 31, 2005 to $27.4 million.

Net earnings for the fourth quarter of 2005 were $185.7 million, representing a 14.1% increase over net earnings of $162.7 million in the fourth quarter of 2004.  Diluted net earnings per share for the fourth quarter of 2005 increased 12.5% to $.45 compared to $.40 in the fourth quarter of 2004.  Net earnings for the year ended December 31, 2005 were $675.2 million, representing a 45.0% increase over net earnings of $465.7 million for the year ended December 31, 2004.  Diluted net earnings per share for the year ended December 31, 2005 increased 43.9% to $1.64 compared to $1.14 for the year ended December 31, 2004.

Excluding the fourth quarter 2005 impacts of the $15.9 million charge to write off purchased in-process research and development associated with the PlasmaSol acquisition and the $3.9 million reduction in income tax expense associated with the repatriation of foreign earnings, adjusted net earnings for the fourth quarter of 2005 were $197.7 million, representing a 21.5% increase over net earnings of $162.7 million for the fourth quarter of 2004 and adjusted diluted net earnings per share for the fourth quarter of 2005 were $.48, representing a 20.0% increase over diluted net earnings per share of $.40 for the fourth quarter of 2004.  Excluding the annual impacts of the charges of $15.9 million to write off purchased in-process research and development associated with the PlasmaSol acquisition in 2005, $27.4 million to recognize income tax expense associated with the repatriation of foreign earnings in 2005 and $120.8 million to write off purchased in-process research and development associated with the acquisition of SpineCore, Inc. in 2004, adjusted net earnings for the year ended December 31, 2005 were $718.5 million, representing a 22.5% increase over adjusted net earnings of $586.5 million for the year ended December 31, 2004 and adjusted diluted net earnings per share for the year ended December 31, 2005 were $1.75, representing a 22.4% increase over adjusted diluted net earnings per share of $1.43 for the year ended December 31, 2004.

Sales Analysis

Domestic sales were $831.3 million for the fourth quarter and $3,165.6 million for the year ended December 31, 2005, representing increases of 12.6% and
15.0%, respectively, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales were $447.2 million for the fourth quarter and $1,705.9 million for the year ended December 31, 2005, representing increases of 7.1% and 13.0%, respectively, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $27.3 million in the fourth quarter and favorable by $11.5 million for the year ended December 31, 2005.  Excluding the impact of foreign currency, international sales increased 13.7% in the fourth quarter and 12.3% for the year ended December 31, 2005.

Worldwide sales of Orthopaedic Implants were $738.0 million for the fourth quarter and $2,855.1 million for the year ended December 31, 2005, representing increases of 7.6% and 11.4%, respectively, based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spine and micro implant systems, OP-1 and bone cement.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 10.9% in the fourth quarter and 11.2% for the year ended December 31, 2005.

Worldwide sales of MedSurg Equipment were $475.3 million for the fourth quarter and $1,753.8 million for the year ended December 31, 2005, representing increases of 16.4% and 20.5%, respectively, based on higher shipments of powered surgical instruments and operating room equipment, endoscopic products and patient handling and emergency medical equipment.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 17.6% in the fourth quarter and 20.2% for the year ended December 31, 2005.

Physical Therapy Services revenues were $65.2 million for the fourth quarter and $262.6 million for the year ended December 31, 2005, representing increases of 6.2% and 7.2%, respectively, as a result of added revenue from new physical therapy centers.

 Fourth Quarter 2005 Acquisition of PlasmaSol Corp.

The Company acquired, by merger, all of the outstanding stock of PlasmaSol Corp., a private, development stage company, during the fourth quarter of 2005 for a total cost of $17.5 million, including an upfront cash payment plus the assumption of certain liabilities.  PlasmaSol has developed a technology which should allow Stryker to provide sterilization equipment for use in sterilizing certain of its MedSurg Equipment products.  The transaction resulted in a charge against both pre-tax and net earnings of $15.9 million, or $.04 per diluted share, to write off purchased in-process research and development costs.

2005 Repatriation of Foreign Earnings

In September 2005, the Company's Board of Directors approved a plan to repatriate $722 million of undistributed foreign earnings under the provisions of the American Jobs Creation Act.  The Company recorded a charge of $31.3 million, or $.08 per diluted share, in the third quarter of 2005 to recognize the estimated income tax expense and related liability associated with the planned repatriation.  The repatriation of funds was completed in the fourth quarter of 2005, and the actual income tax expense and related liability totaled $27.4 million, or $.07 per diluted share.  As a result, the previously recorded income tax expense was reduced by $3.9 million, or $.01 per diluted share, in the fourth quarter of 2005.

2004 Acquisition of SpineCore, Inc.

The Company completed its acquisition of SpineCore, Inc. during the third quarter of 2004 for an upfront payment of $120 million in cash plus certain transaction costs.  SpineCore is a developer of artificial lumbar and cervical spinal discs.  The transaction resulted in a charge against both pre-tax and net earnings of $120.8 million, or $.29 per diluted share, to write off purchased in-process research and development costs.

Income Tax Rate

The Company's effective income tax rates for the fourth quarter and year ended December 31, 2005 were 29.8% and 32.7%, respectively, as compared to effective income tax rates for the fourth quarter and year ended December 31, 2004 of 30.0% and 35.0%, respectively.  The effective income tax rates for the fourth quarter and year ended December 31, 2005 reflect the impact of the non-deductibility for income tax purposes of the purchased research and development charge associated with the acquisition of PlasmaSol as well as the income taxes associated with the repatriation of foreign earnings.  The effective income tax rate for the year ended December 31, 2004 reflects the non-deductibility for income tax purposes of the purchased research and development charge associated with the acquisition of SpineCore.

Outlook for 2006

The Company's outlook for 2006 continues to be optimistic regarding underlying growth rates in orthopaedic procedures and the Company's broadly-based range of products in orthopaedics and other medical specialties, despite the potential for increased pricing pressure on Orthopaedic Implants products in the United States, Japan and certain other foreign markets.  The Company projects diluted net earnings per share for 2006 of $2.02, an increase of 21.0% over adjusted diluted net earnings per share of $1.67 in 2005, after reductions in net earnings resulting from the recognition of the cost of employee stock options in both years.  The financial forecast for 2006 includes a net sales increase in the range of 11% to 14% as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment, and higher revenue from Physical Therapy Services, offset by unfavorable foreign currency exchange rate movements.  If foreign currency exchange rates hold near current levels, the Company anticipates an unfavorable impact on net sales of approximately 2% to 3% in the first quarter of 2006 and an unfavorable impact on net sales of approximately 1% to 2% for the full year of 2006.  Excluding the effect of foreign currency exchange rates, the Company expects annual net sales growth in the range of 12% to 15% in 2006, which is comparable to the 14% sales growth, excluding the effect of foreign currency exchange rates, reported for the full year of 2005.

 Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 800/725-9961.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com .  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:30 p.m., Eastern Time, today until 7:30 p.m. on Saturday, January 28, 2006.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21277104.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements.  Such factors include, but are not limited to: pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; regulatory actions; unanticipated issues arising in connection with clinical studies and eventual United States Food and Drug Administration approval of additional OP-1 applications, the FlexiCore and CerviCore spinal implant products or other new product introductions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; changes in economic conditions that adversely affect the level of demand for the Company's products; changes in foreign exchange markets; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly-based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

STRYKER CORPORATION
For the Three Month Period and Year Ended December 31, 2005
(Unaudited - In Millions Except Per Share Amounts)

	Fourth Quarter			Year Ended December 31
CONDENSED STATEMENTS OF EARNINGS	2005	2004	% Change	2005	2004	% Change

Net sales	$ 1,278.5	$ 1,155.5	10.6	$ 4,871.5	$ 4,262.3	14.3
Cost of sales	447.1	412.1	8.5	1,713.9	1,510.1	13.5
GROSS PROFIT	831.4	743.4	11.8	3,157.6	2,752.2	14.7
% of Sales	65.0	64.3		64.8	64.6

Research, development and
engineering expenses	83.0	56.3	47.4	279.8	211.0	32.6
Selling, general and
administrative expenses	463.4	442.1	4.8	1,814.3	1,652.2	9.8
Intangibles amortization	10.5	12.2	(13.9)	48.8	47.8	2.1
Purchased in-process research and development	15.9	--	--	15.9	120.8	(86.8)
	572.8	510.6	12.2	2,158.8	2,031.8	6.3

OPERATING INCOME	258.6	232.8	11.1	998.8	720.4	38.6
% of Sales	20.2	20.1		20.5	16.9

Other income (expense)	5.9	(0.5)	--	4.5	(3.4)	--

EARNINGS BEFORE INCOME TAXES	264.5	232.3	13.9	1,003.3	717.0	39.9

Income taxes	78.8	69.6	13.2	328.1	251.3	30.6

NET EARNINGS	$ 185.7	$ 162.7	14.1	$ 675.2	$ 465.7	45.0

Net Earnings Per Share
Basic	$ 0.46	$ 0.40	15.0	$ 1.67	$ 1.16	44.0
Diluted	$ 0.45	$ 0.40	12.5	$ 1.64	$ 1.14	43.9

Average Shares Outstanding
Basic	404.9	402.3		403.7	401.2
Diluted	411.4	410.5		411.6	410.3

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	Fourth Quarter			Year Ended December 31
	2005	2004	% Change	2005	2004	% Change
NET EARNINGS
Reported net earnings	$ 185.7	$ 162.7	14.1	$ 675.2	$ 465.7	45.0
Purchased in-process research and development	15.9	--	--	15.9	120.8	(86.8)
Income taxes on repatriation of foreign earnings	(3.9)	--	--	27.4	--	--
Adjusted net earnings	$ 197.7	$ 162.7	21.5	$ 718.5	$ 586.5	22.5

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$ 0.45	$ 0.40	12.5	$ 1.64	$ 1.14	43.9
Purchased in-process research and development	$ 0.04	$ --	--	$ 0.04	$ 0.29	(86.2)
Income taxes on repatriation of foreign earnings	$ (0.01)	$ --	--	$ 0.07	$ --	--
Adjusted diluted net earnings per share	$ 0.48	$ 0.40	20.0	$ 1.75	$ 1.43	22.4

STRYKER CORPORATION
For the Three Month Period and Year Ended December 31, 2005
(Unaudited - In Millions)

	Fourth Quarter			Year Ended December 31
CONDENSED SALES ANALYSIS	2005	2004	% Change	2005	2004	% Change

Domestic	$ 831.3	$ 738.1	12.6	$ 3,165.6	$ 2,753.0	15.0
International	447.2	417.4	7.1	1,705.9	1,509.3	13.0

NET SALES	$ 1,278.5	$ 1,155.5	10.6	$ 4,871.5	$ 4,262.3	14.3

Orthopaedic Implants	$ 738.0	$ 685.7	7.6	$ 2,855.1	$ 2,562.5	11.4
MedSurg Equipment	475.3	408.4	16.4	1,753.8	1,454.9	20.5
Physical Therapy Services	65.2	61.4	6.2	262.6	244.9	7.2

NET SALES	$ 1,278.5	$ 1,155.5	10.6	$ 4,871.5	$ 4,262.3	14.3

STRYKER CORPORATION
(Unaudited - In Millions)

	December 31	December 31
CONDENSED BALANCE SHEETS	2005	2004

ASSETS

Cash and cash equivalents	$ 491.2	$ 349.4

Marketable securities	565.3	--

Accounts receivable (net)	770.3	751.1

Inventories	563.5	552.5

Other current assets	479.8	489.6

TOTAL CURRENT ASSETS	2,870.1	2,142.6

Property, Plant and Equipment (net)	831.0	700.5

Goodwill and Other Intangibles (net)	922.9	963.2

Other Assets	320.1	277.5

TOTAL ASSETS	$ 4,944.1	$ 4,083.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 1,248.8	$ 1,113.5

Long-Term Debt	184.2	0.7

Other Liabilities	259.3	217.6

Shareholders' Equity	3,251.8	2,752.0

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 4,944.1	$ 4,083.8

STRYKER CORPORATION
For the Three Month Period and Year Ended December 31, 2005
(Unaudited - In Millions)

	Fourth Quarter		Year Ended December 31
CONDENSED STATEMENTS OF CASH FLOWS	2005	2004	2005	2004

OPERATING ACTIVITIES
Net earnings	$ 185.7	$ 162.7	$ 675.2	$ 465.7
Depreciation	26.2	26.8	106.1	102.7
Amortization	50.4	39.6	183.8	148.2
Purchased in-process research and development	15.9	--	15.9	120.8
Reductions of accounts receivable securitization	--	--	--	(150.0)
Changes in working capital and other	103.4	75.5	(117.2)	(94.1)
NET CASH PROVIDED BY OPERATING ACTIVITIES	381.6	304.6	863.8	593.3

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(4.6)	(5.6)	(59.7)	(144.7)
Purchases of marketable securities	(239.6)	--	(575.0)	--
Purchases of property, plant and equipment	(85.9)	(65.9)	(271.7)	(187.8)
Proceeds from sales of property, plant and equipment	2.8	0.3	3.4	8.5
NET CASH USED IN INVESTING ACTIVITIES	(327.3)	(71.2)	(903.0)	(324.0)

FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	221.0	(7.3)	221.5	(17.4)
Dividends paid	--	--	(36.2)	(28.0)
Other	17.0	28.1	16.6	56.0
NET CASH PROVIDED BY FINANCING ACTIVITIES	239.1	20.8	201.9	10.6

Effect of exchange rate changes on cash and cash equivalents	(2.6)	3.6	(20.9)	3.6
CHANGE IN CASH AND CASH EQUIVALENTS	$ 290.8	$ 257.8	$ 141.8	$ 283.5

Contact:  Dean H. Bergy, Vice President and Chief Financial Officer, 269/385-2600